Exhibit 2.2

AMENDMENT NO. 1

TO

PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this "Amendment") to that certain Purchase-Sale of Shares/Equity Purchase Agreement dated the 5th day of January, 2018 (the "Purchase Agreement"), by and between Luis Miguel Santos Juan and Ylenia Coves Sansano (the "Sellers"), and Freedom Leaf Inc. (the "Company"), is made and entered into by the Sellers and the Company effective as of the 31st day of January, 2018.

RECITALS:

WHEREAS, the Sellers and the Company desire to amend the Purchase Agreement to correct certain typographical errors and modify the Company's obligations with respect to the issuance of shares of common stock to the Sellers on the terms and conditions stated herein; and

WHEREAS, capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Purchase Agreement is hereby amended as follows:

1.       Share Issuance Modifications. Clauses "THIRD" and "SEVENTH" of the Purchase Agreement are hereby amended, effective January 5, 2018, to correct typographical errors, amend and clarify the obligations of the Company as follows:

a.	The Company shall issue 2,110,000 shares of the Company's common stock to each of the Sellers, which shares the Company will issue by February 9, 2018, to each of the Sellers.

b.	The Company shall pay €10,000 to each of the Sellers, which Sellers have already received.

c.	If the volume-weighted average price of the Company's common stock on July 3, 2018 (the trading day in the United States immediately preceding six months following January 5, 2018, the date of the Purchase Agreement) (such volume-weighted average price hereinafter the "Six-Month VWAP") is less than $0.10 as reported on OTCMarkets.com, the Company shall issue an additional number of shares (the "True-Up Shares") to each of Sellers determined by the following formula, rounded up to the nearest whole share:

i.	True-Up Shares = ($211,000 — (2,110,000 x Six-Month VWAP) / Six-Month VWAP

ii.	As an example for clarity, if the Six-Month VWAP were $0.075/share, the Company would issue each of the Sellers an additional 703,334 shares.

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d.	If the volume-weighted average price of the Company's common stock on January 5, 2019 (the date 12 months following January 5, 2018, the date of the Purchase Agreement) (such volume-weighted average price hereinafter the "Twelve-Month VWAP") is less than $0.01 as reported on OTCMarkets.com, and neither of the Sellers had deposited any of the Shares in a brokerage account on or prior to January 5, 2019, the Sellers shall have the option to purchase all assets as long as they accept all the liabilities of Green Market Europe, S.L. from the Company for €100. If either of the Sellers have deposited any portion of the Shares in a brokerage account on or prior to January 5, 2019, the Sellers shall not have any option to purchase the assets of Green Market Europe, S.L.

e.	The Company shall have no obligation to provide any bank or other guarantee to Sellers pursuant to Clause "SEVENTH."

f.	The foregoing paragraphs shall supersede and replace all conflicting provisions in the Purchase Agreement.

2.       Confirmation of Remaining Terms of the Purchase Agreement. Except as to the extent modified by this Amendment, the Purchase Agreement is hereby ratified and confirmed in all other respects. In the event of any conflict between the terms of the Purchase Agreement and this Amendment, this Amendment shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

Signature Page is the Next Page

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THE COMPANY:

FREEDOM LEAF INC.

By: /s/ Clifford Perry
Clifford Perry, Chief Executive Office

By: /s/ Frederico Pando Huertas
Frederico Pando Huertas

THE SELLERS:

Luis Miguel Santos Juan

By: /s/ Luis Miguel Santos Juan
Individually

Ylenia Coves Sansano

By: /s/ Ylenia Coves Sansano
Individually

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